SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 2)*

Airspan Networks, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

00950H102

(CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00950H102	13 G	Page 2 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Venrock Associates I.R.S. #13-6300995

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 3 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Venrock Associates II, L.P. I.R.S. #13-3844754

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 4 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Venrock Entrepreneurs Fund, L.P. I.R.S. #13-4078492

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION New York, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 5 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Venrock Management LLC IRS # 13-4078489

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 6 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael C. Brooks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 7 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joseph E. Casey

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 8 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Eric S. Copeland

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 9 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Anthony B. Evnin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 10 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Thomas R. Frederick

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 11 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Terence J. Garnett

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 12 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David R. Hathaway

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 13 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Bryan E. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 14 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ray A. Rothrock

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 15 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Anthony Sun

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 16 of 25 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael F. Tyrrell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 17 of 25 Pages

Introductory Note: This Statement on Schedule 13G is filed on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Venrock Entrepreneurs Fund, L.P., a limited partnership organized under the laws of the State of New York, Venrock Management LLC, a limited liability company formed under the laws of the State of Delaware, Michael C. Brooks, Joseph E. Casey, Eric S. Copeland, Anthony B. Evnin, Thomas R. Frederick, Terence J. Garnett, David R. Hathaway, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell in respect of shares of Common Stock of Airspan Networks, Inc.

Item 1(a)	Name of Issuer

Airspan Networks, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices

777 Yamato Road, Suite 105 Boca Raton, Florida 33431

Item 2(a)	Name of Person Filing

Venrock Associates (“Venrock”) Venrock Associates II, L.P. (“Venrock II”) Venrock Entrepreneurs Fund, L.P. (“Venrock Entrepreneurs”) Venrock Management LLC (“Venrock Management”)

Michael C. Brooks Joseph E. Casey Eric S. Copeland Anthony B. Evnin Thomas R. Frederick Terence J. Garnett David R. Hathaway Bryan E. Roberts Ray A. Rothrock Anthony Sun Michael F. Tyrrell

Item 2(b)	Address of Principal Business Office or, if none, Residence

New York Office:	Menlo Park Office:	Cambridge Office:

30 Rockefeller Plaza Room 5508 New York, NY 10112	2494 Sand Hill Road Suite 200 Menlo Park, CA 94025	One Canal Park Suite 1120 Cambridge, MA 02142

Item 2(c)	Citizenship

Venrock, Venrock II and Venrock Entrepreneurs are limited partnerships organized in the State of New York. Venrock Management is a limited liability company formed in the State of Delaware and is a General Partner of Venrock Entrepreneurs. Michael C. Brooks, Eric S. Copeland, Anthony B. Evnin, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell are General Partners of Venrock and Venrock II, are Members of Venrock Management and are all citizens of the United States of America. Joseph E. Casey, Thomas R. Frederick, Terence J. Garnett and David R. Hathaway are retired General Partners of Venrock and Venrock II, are retired Members of Venrock Management and are citizens of the United States of America.

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 18 of 25 Pages

Item 2(d)	Title of Class of Securities

Common Stock

Item 2(e)	CUSIP Number

00950H102

Item 3	Not applicable.

Item 4	Ownership

(a) and (b)

Each of Venrock, Venrock II, Venrock Entrepreneurs and Venrock Management beneficially owns no shares or 0.0% of the outstanding shares of common stock.

Each of Michael C. Brooks, Joseph E. Casey, Eric S. Copeland, Anthony B. Evnin, Thomas R. Frederick, Terence J. Garnett, David R. Hathaway, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell beneficially owns no shares or 0.0% of the outstanding shares of common stock.

(c)

Each of Venrock, Venrock II, Venrock Entrepreneurs and Venrock Management has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over no shares of common stock.

Each of Michael C. Brooks, Joseph E. Casey, Eric S. Copeland, Anthony B. Evnin, Thomas R. Frederick, Terence J. Garnett, David R. Hathaway, Bryan E. Roberts, Ray A. Rothrock, Anthony Sun and Michael F. Tyrrell has sole voting and dispositive power over no shares of common stock and shared voting and dispositive power over no shares of common stock.

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6	Ownership of More than Five Percent of Behalf of Another Person

No person, other than the General Partners of Venrock, Venrock II and Venrock Entrepreneurs and the Members of Venrock Management, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock, Venrock II and Venrock Entrepreneurs.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8	Identification and Classification of Members of the Group

This schedule is being filed pursuant to Rule 13d-1(d). The identities of the seven General Partners of Venrock and Venrock II, the four retired General Partners of Venrock and Venrock II, the one General Partner of Venrock Entrepreneurs, the seven Members of Venrock Management and the four retired Members of Venrock Management are stated in Item 2.

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 19 of 25 Pages

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable.

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 20 of 25 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 13, 2004	VENROCK ASSOCIATES

	By:	/s/ Anthony Sun

Anthony Sun
Managing General Partner

February 13, 2004	VENROCK ASSOCIATES II, L.P.

	By:	/s/ Anthony Sun

Anthony Sun
Managing General Partner

February 13, 2004	VENROCK ENTREPRENEURS FUND, L.P.
	By:	Venrock Management LLC, its General Partner

	By:	/s/ Anthony Sun

Anthony Sun
Member

February 13, 2004	VENROCK MANAGEMENT LLC

	By:	/s/ Anthony Sun

Anthony Sun
Member

February 13, 2004	GENERAL PARTNERS / MEMBERS

*

Michael C. Brooks

*

Joseph E. Casey

*

Eric S. Copeland

*

Anthony B. Evnin

*

Thomas R. Frederick

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 21 of 25 Pages

/s/ Terence J. Garnett

Terence J. Garnett

*

David R. Hathaway

/s/ Bryan E. Roberts

Bryan E. Roberts

*

Ray A. Rothrock

*

Anthony Sun

*

Michael F. Tyrrell

* By:	/s/ Anthony Sun

Anthony Sun
Attorney-in-Fact

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00950H102	13 G	Page 22 of 25 Pages

Exhibit Index

Exhibit No.		Page No.

24.1	Power of Attorney dated as of February 14, 2001 granted by the General Partners/Members in favor of Anthony B. Evnin and Anthony Sun	23

99.1	Agreement pursuant to 13d-1(k)(1) among Venrock Associates, Venrock Associates II, L.P., Venrock Entrepreneurs Fund, L.P., Venrock Management LLC and the General Partners/Members thereof	24

*SEE INSTRUCTION BEFORE FILLING OUT!